Exhibit 10.8

LIBERTY MEDIA CORPORATION
2006 DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 11, 2013)

Recitals
In 2006, Liberty Media Corporation, which would, in 2011, become known as Liberty Interactive LLC (“Old Liberty”), adopted this Plan for the benefit of certain of its employees. The Plan was amended and restated by Old Liberty in 2008.
Prior to August 30, 2011, Liberty Media Corporation, formerly known as Liberty CapStarz, Inc. (“Old LMC”) was an indirect 100%-owned subsidiary of Old Liberty. On August 30, 2011, Old LMC and the sole member of Old Liberty (“Old Liberty Parent”) entered into a reorganization agreement (the “Reorganization Agreement”) providing for the separation of Old Liberty Parent and Old LMC into two publicly traded corporations (the “Split-Off”). Upon consummation of the Split-Off, employees of Old Liberty became employees of Old LMC. In connection therewith, and in accordance with the Reorganization Agreement, Old LMC assumed the Plan (as amended and restated herein) and all liabilities relating thereto.

On January 11, 2013, Old LMC and its wholly owned subsidiary, Liberty Spinco, Inc., entered into a reorganization agreement (the “2013 Reorganization Agreement”) providing for the separation of Old LMC and Liberty Spinco, Inc. into two publicly traded corporations (the “2013 Spin-Off”). In connection therewith, and in accordance with the 2013 Reorganization Agreement, Liberty Spinco, Inc., which will be known as Liberty Media Corporation after the 2013 Spin-Off, assumed the Plan (as amended and restated herein) and all liabilities relating thereto.

Plan

1.	COVERAGE OF PLAN
The Plan is unfunded and is maintained for the purpose of providing a select group of management or highly compensated employees of the Company the opportunity to defer the receipt of Compensation otherwise payable to such Eligible Employees in accordance with the terms of the Plan.

2.	DEFINITIONS

2.1.	“2013 Reorganization Agreement” has the meaning set forth in the Recitals.

2.2.	“2013 Spin-Off” has the meaning set forth in the Recitals.

2.3.    “Account” means each of the bookkeeping accounts established pursuant to Section 5.1 and maintained by the Company in the names of the respective Participants, to which all amounts deferred under the Plan and interest on such amounts shall be credited, and from which all amounts distributed under the Plan shall be debited.

2.4.    “Active Participant” means each Participant who is actively employed by the Company as an Eligible Employee.

2.5.    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.6.    “Applicable Interest Rate” means 9% per annum, compounded as of the end of each calendar quarter.

2.7.    “Beneficiary” means such person or persons or legal entity or entities, including, but not limited to, an organization exempt from federal income tax under section 501(c)(3) of the Code, designated by a Participant or Beneficiary to receive benefits pursuant to the terms of the Plan after such Participant's or Beneficiary's death. If no Beneficiary is designated by the Participant or Beneficiary, or if no Beneficiary survives the Participant or Beneficiary (as the case may be), the Participant's Beneficiary shall be the Participant's Surviving Spouse if the Participant has a Surviving Spouse and otherwise the Participant's estate, and the Beneficiary of a Beneficiary shall be the Beneficiary's Surviving Spouse if the Beneficiary has a Surviving Spouse and otherwise the Beneficiary's estate.

2.8.    “Board” means the Board of Directors of the Company.

2.9.    “Cash Bonus” means the portion of any bonus payable in cash by the Company to an Eligible Employee for services rendered to the Company.

2.10.    “Change of Control” means any transaction or series of transactions that constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.

2.11.    “Code” means the Internal Revenue Code of 1986, as amended.

2.12.    “Committee” means the committee appointed by the Board to administer the Plan, which shall be the Compensation Committee of the Board or such other committee as the Board may appoint or, if the Board so determines, the Board.

2.13.    “Company” means Liberty Media Corporation (formerly known as Liberty Spinco, Inc.), a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

2.14.    “Compensation” means an Eligible Employee's base salary and any Cash Bonus payable by the Company to an Eligible Employee for services performed for the Company.

2.15.    “Deceased Participant” means:

2.15.1.    A Participant whose employment with the Company is terminated by death; or
2.15.2.    An Inactive Participant who dies following termination of his or her employment with the Company.

2.16.    “Disability” means:

2.16.1.    an individual's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

2.16.2.    circumstances under which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an individual is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the individual's employer.

2.17.    “Disabled Participant” means:

2.17.1.    A Participant whose employment with the Company is terminated by reason of Disability;

2.17.2.    An Inactive Participant who suffers a Disability following termination of his or her employment with the Company; or

2.17.3.    The duly-appointed legal guardian of an individual described in Section 2.17.1 or 2.17.2 acting on behalf of such individual.

2.18.    “Eligible Compensation” means 50% of an Eligible Employee's Compensation.

2.19.    “Eligible Employee” means each employee of the Company who is an officer of the Company at the level of Senior Vice President or above and each other employee of the Company who is designated by the Committee, in its discretion, as an Eligible Employee.

2.20.    “Hardship” means a Participant's severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant, or, a sudden and unexpected illness or accident of a dependent (as defined by section 152(a) of the Code, without regard to sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)) of the Participant, or loss of the Participant's property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. A need to send the Participant's child to college or a desire to purchase a home is not an unforeseeable emergency. No Hardship shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Participant's other assets to the extent that this liquidation would not itself cause severe financial hardship. For the purposes of the preceding sentence, the Participant's resources shall be deemed to include those assets of his or her spouse and minor children that are reasonably available to the Participant; however, property held for the Participant's child under an irrevocable trust or under a Uniform Gifts to Minors Act custodianship or Uniform Transfers to Minors Act custodianship shall not be treated as a resource of the Participant. The Committee shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus a Hardship within the meaning of this Section 2.20. Following a uniform procedure, the Committee's determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Participant shall be required to submit any evidence of the Participant's circumstances that the Committee requires. The determination as to whether the Participant's circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Section 2.20 for all Participants in similar circumstances.

2.21.    “Inactive Participant” means each Participant (other than a Deceased Participant or a Disabled Participant) who is not actively employed by the Company.

2.22.    “Initial Election” means a written election on a form provided by the Company, filed with the Company in accordance with Article 3, pursuant to which an Eligible Employee may elect to defer all or any portion of the Eligible Employee's Eligible Compensation payable for the services performed following the time that such election is filed and designate the time and form of payment of the amount of deferred Compensation to which the Initial Election relates.

2.23.    “New Eligible Employee” means an employee of the Company who becomes an Eligible Employee on or after January 11, 2013; provided, however, that any Participant who was an Eligible Employee while in the employ of Old LMC prior to January 11, 2013 will not be considered a New Eligible Employee by reason of becoming an employee of the Company as a consequence of the 2013 Spin-Off.

2.24.    “Old Liberty” has the meaning set forth in the Recitals.

2.25.    “Old Liberty Parent” has the meaning set forth in the Recitals.

2.26.    “Old LMC” has the meaning set forth in the Recitals.

2.27.    “Outside Date” has the meaning set forth in Section 3.5.

2.28.    “Participant” means each individual who has made an Initial Election, and who has an undistributed amount credited to an Account under the Plan, including an Active Participant, a Deceased Participant, a Disabled Participant and an Inactive Participant.

2.29.    “Performance-Based Compensation” means “performance-based compensation” within the meaning of Section 409A.

2.30.    “Performance Period” means a period of at least 12 consecutive months during which a Participant may earn Performance-Based Compensation.

2.31.    “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

2.32.    “Plan” means the Liberty Media Corporation 2006 Deferred Compensation Plan (As Amended and Restated Effective January 11, 2013), as set forth herein, and as may be amended from time to time.

2.33.    “Plan Year” means the calendar year.

2.34.    “Reorganization Agreement” has the meaning set forth in the Recitals.

2.35.    “Section 409A” means Section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section.

2.36.    “Separation from Service” means the Participant's “separation from service,” as defined in Section 409A, with the Company and all other Persons with whom the Company would be considered a single employer under section 414(b) or 414(c) of the Code, applying the 80% threshold used in such Code sections and the Treasury Regulations thereunder, all within the meaning of Section 409A.

2.37.    “Split-Off” has the meaning set forth in the Recitals.

2.38.    “Subsequent Election” means a written election on a form provided by the Company, filed with the Company in accordance with Article 3, pursuant to which a Participant or Beneficiary may elect to defer (or, in limited cases, to the extent permitted under Section 409A, accelerate) the time of payment of amounts previously deferred in accordance with the terms of a previously made Initial Election or Subsequent Election.

2.39.    “Surviving Spouse” means the widow or widower, as the case may be, of a Deceased Participant or a deceased Beneficiary (as applicable).

3.	INITIAL AND SUBSEQUENT ELECTIONS TO DEFER COMPENSATION

3.1.    Elections.

3.1.1.    Initial Elections. Each Eligible Employee, by filing an Initial Election at the time and in the form described in this Article 3, shall have the right to defer all or any portion of the Eligible Compensation that he or she otherwise would be entitled to receive for services performed during the Plan Year following the year in which the election is made (or, with respect to a New Eligible Employee, during the Plan Year in which the election is made but only as to Eligible Compensation paid for services performed after the filing of such election), in each case net of applicable withholdings. An Initial Election with respect to Performance-Based Compensation shall be effective only with respect to Performance-Based Compensation that is not substantially certain to be paid as of the date such election is filed. The Compensation of such Eligible Employee for a Plan Year shall be reduced in an amount equal to the portion of the Eligible Compensation deferred by such Eligible Employee for such Plan Year pursuant to the Eligible Employee's Initial Election. Such reduction shall be effected (a) as to any portion of the Eligible Employee's base salary so deferred, on a pro-rata basis from each periodic installment payment of the Eligible Employee's base salary during the Plan Year (in accordance with the general pay practices of the Companies), and (b) as to any Cash Bonus so deferred, from such Cash Bonus as and when otherwise payable. The amount of any such reduction shall be credited to the Eligible Employee's Account in accordance with Section 5.1.

3.1.2.    Subsequent Elections. Each Participant or Beneficiary shall have the right to elect to defer the time of payment of amounts previously deferred in accordance with the terms of a previously made Initial Election pursuant to the terms of the Plan by filing a Subsequent Election at the time, subject to the requirements and in the form described in this Article 3.

3.2.    Filing of Initial Election: General. An Initial Election shall be made on such form as may be approved by the Committee for this purpose. Except as provided in Section 3.3, no such Initial Election shall be effective with respect to Compensation other than Performance-Based Compensation unless it is filed with the Company on or before December 31 of the Plan Year preceding the Plan Year to which the Initial Election applies. An Initial Election described in the preceding sentence shall become irrevocable on December 31 of the Plan Year preceding the Plan Year to which the Initial Election applies. No such Initial Election shall be effective with respect to Performance-Based Compensation unless it is filed with the Company not less than six months before the end of the Performance Period during which such Performance-Based Compensation may be earned. An Initial Election described in the preceding sentence shall become irrevocable on the last day prior to the start of the six-month period referred to in such sentence.

3.3.    Filing of Initial Election by New Eligible Employees. Notwithstanding Section 3.2, a New Eligible Employee may elect to defer all or any portion of his or her Eligible Compensation earned for the performance of services in the Plan Year in which the New Eligible Employee becomes a New Eligible Employee, beginning with the payroll period next following the filing of an Initial Election with the Company and before the close of such Plan Year by making and filing the Initial Election with the Company within 30 days of the date on which such New Initial Employee becomes a New Eligible Employee. Any Initial Election by such New Eligible Employee for succeeding Plan Years shall be made in accordance with Section 3.2.

3.4.    Plan Years to which Initial Election May Apply. A separate Initial Election may be made for each Plan Year as to which an Eligible Employee desires to defer all or any portion of such Eligible Employee's Eligible Compensation, or an Eligible Employee may make an Initial Election with respect to a Plan Year that will remain in effect for subsequent Plan Years unless the Eligible Employee revokes such Initial Election or timely makes a new Initial Election with respect to a subsequent Plan Year. Any revocation of an Initial Election must be in writing and must be filed with the Company on or before December 31 of the Plan Year immediately preceding the Plan Year to which such revocation applies. The failure of an Eligible Employee to make an Initial Election for any Plan Year shall not affect such Eligible Employee's right to make an Initial Election for any other Plan Year.

3.5.    Initial Election of Distribution Events. Each Eligible Employee shall, contemporaneously with an Initial Election, also elect the time of payment of the amount of the deferred Compensation to which such Initial Election relates. Subject to the terms and conditions of the Plan and Section 409A, the distribution event elected by each Eligible Employee may be (a) up to three specific dates selected by the Eligible Employee, none of which occurs later than December 31 of the 30th calendar year following the Plan Year to which the Initial Election applies (the “Outside Date”), (b) the earlier to occur of the Outside Date or the Eligible Employee's Separation from Service or (c) such other distribution event permitted under Section 409A as the Committee may approve.

3.5.1.    Failure to Elect Distribution Event. If an Eligible Employee fails to elect a distribution event in accordance with the provisions of this Section 3.5, he or she shall be deemed to have elected the earlier to occur of the Outside Date or the Eligible Employee's Separation from Service as the distribution event.

3.5.2.    Installment Payments Treated as a Series of Payments. To the extent any portion of a Participant's Account is to be distributed in installment payments, the right to such installment payments shall be treated as the entitlement to a series of separate payments for purposes of making Subsequent Elections.

3.6.    Subsequent Elections. Any Subsequent Election with respect to deferred amounts may be made only in accordance with the provisions of this Section 3.6. No Subsequent Election shall be effective until 12 months after the date on which such Subsequent Election is made (which shall be interpreted to require that any Subsequent Election with respect to a payment scheduled to be made at a specified time or pursuant to a fixed schedule be made at least 12 months in advance of the originally scheduled payment date or, in the case of a life annuity or installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid). Except with respect to a distribution upon Disability, death or Hardship, any Subsequent Election must defer the time of payment of such amount for a minimum of five additional years from the previously elected payment date and may not cause receipt by a Participant or Beneficiary of a lump-sum or percentage payment or the commencement of installment payments to a Participant or Beneficiary, as applicable, to occur on a date that is later than the Outside Date.

3.6.1.    Active Participants. The number of Subsequent Elections that an Active Participant may make under this Section 3.6.1 shall not be limited.

3.6.2.    Inactive Participants. The Committee may, in its sole and absolute discretion, permit an Inactive Participant to make one or more Subsequent Elections. The number of Subsequent Elections that an Inactive Participant may make under this Section 3.6.2 shall be determined by the Committee in its sole and absolute discretion and need not be the same for all Inactive Participants.

3.6.3.    Beneficiaries. A Deceased Participant's Beneficiary to whom the right to payment under the Plan shall have passed may make a Subsequent Election to defer the time of payment of all or any portion of the Deceased Participant's Account. Such Beneficiary shall be entitled to one and only one Subsequent Election pursuant to this Section 3.6.3 with respect to a Participant's Account but shall otherwise be treated as the Participant for all other purposes of the Plan.

3.6.4.    Disabled Participant. The Committee may, in its sole and absolute discretion, permit a Disabled Participant to make a Subsequent Election to defer the time of payment of all or any portion of such Participant's Account. The number of Subsequent Elections that a Disabled Participant may make under this Section 3.6.4 shall be determined by the Committee in its sole and absolute discretion and need not be the same for all Disabled Participants.

3.6.5.    Most Recently Filed Initial Election or Subsequent Election Controlling. Subject to acceleration pursuant to Section 3.8, Section 7.1, or Article 8 (each to the extent permitted under Section 409A), no distribution of the amounts deferred by a Participant for any Plan Year shall be made before the distribution event designated by the Participant or Beneficiary on the most recently filed Initial Election or Subsequent Election with respect to such deferred amount.

3.7.    Payment Following Occurrence of Distribution Event. Following the occurrence of a distribution event designated by a Participant or Beneficiary pursuant to an Initial Election or Subsequent Election made in accordance with this Plan, and subject to any suspension or delay required under Section 3.9 or Section 3.10.2 or elected by the Company under Section 3.10.1, the Company shall make a lump-sum or percentage payment or commence making installment payments, as applicable, of any amount to which such election applies on the 60th day following the date of such distribution event (or, if such day is not a business day, on the next succeeding business day) or on any later date on or before the last day of the calendar year in which such distribution event occurs (or, if later, upon the 15th day of the third month following the date on which such distribution event occurs), provided that the Participant or Beneficiary shall not be permitted to designate the Plan Year of the payment under this sentence.

3.8.    Discretion to Accelerate Distributions in Full Upon or Following a Change of Control. To the extent permitted under Section 409A, in connection with a Change of Control, during the 30 days preceding or the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the Plan (and all other plans required to be aggregated with the Plan under Section 409A) and, notwithstanding any other provision of the Plan or the terms of any Initial Election or Subsequent Election, distribute the Account balance of each Participant in full within 12 months after the date of such termination and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections.

3.9.    Required Suspension of Payment of Benefits. Notwithstanding any provision of the Plan or any Participant's election as to the date or time of payment of any amount payable under the Plan, to the extent required under Section 409A, any amount that otherwise would be payable to a Participant who is a “specified employee” of the Company, as determined by the Company in accordance with Section 409A, during the six-month period following such Participant's Separation from Service, shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Participant). The amount that otherwise would be payable to such Participant during such period of suspension, together with interest on such suspended amount credited pursuant to the rules of the Plan, shall be paid in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following the death of the Participant during such six-month period, provided that the death of the Participant during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of the Participant's death.

3.10.    Delay of Payment Under Certain Circumstances. Notwithstanding any provision of the Plan or any Participant's election as to the date or time of payment of any benefit payable under the Plan:

3.10.1.    if the Company reasonably anticipates that, with respect to any payment scheduled to be made to a Participant from the Plan during a taxable year, the Company's deduction for such payment would be limited or eliminated by the application of section 162(m) of the Code, such payment may, in the discretion of the Company be delayed; provided that such delay in payment will continue only until either (a) the first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that the deduction will not be so limited or eliminated or (b) the period beginning with the Participant's Separation from Service and ending on the later of the last day of the taxable year in which the Participant's Separation from Service occurs or the 15th day of the third month following such Separation from Service; provided, that (i) such delay in payment shall be treated as a Subsequent Election (thereby requiring a delay in future payments for at least five years to the extent required under Section 409A) unless all scheduled payments to that Participant that could be delayed in accordance with this Section 3.10.1 also are delayed, and (ii) any distribution under this Section 3.10.1 made upon a Participant's Separation from Service, including a Separation from Service that results in section 162(m) of the Code becoming inapplicable to a Participant, must comply with the provisions of Section 3.9 if the Participant is a “specified employee” of the Company; or
3.10.2.    if the Company reasonably anticipates that the making of any payment scheduled to be made from the Plan would violate federal securities law or any other law applicable to the Company, such payment shall be delayed until the earliest date the Company reasonably anticipates that the making of the payment will not cause such violation, provided that the making of a payment that would cause the inclusion of an amount in gross income or the application of any penalty provision or other provision of the Code shall not be treated as a violation of applicable law under this Section 3.10.2.

4.	FORMS OF DISTRIBUTION

4.1.    Forms of Distribution.

4.1.1.    Amounts credited to an Account shall be distributed, pursuant to an Initial Election or Subsequent Election, in one of the following forms of distribution:

4.1.1.1.    A lump-sum payment;

4.1.1.2.    Substantially equal annual installments over a period of two, three, four or five years; or

4.1.1.3.    Payment of two or three specified portions, identified as percentages collectively totaling 100%, of the amount of Compensation deferred for a Plan Year.

If an Eligible Employee fails to elect a form of distribution in accordance with the provisions of this Section 4.1, he or she shall be deemed to have elected to receive a lump-sum payment as the form of distribution.
4.1.2    Notwithstanding any Initial Election, Subsequent Election or any other provision of the Plan to the contrary:

4.1.2.1.    distributions shall be made in the form of a lump-sum payment unless the present value of the portion of a Participant's Account subject to distribution pursuant to Section 4.1.1.2, as of the benefit commencement date, is more than the applicable dollar amount under section 402(g)(1)(B) of the Code (which is $17,500 for 2013); and

4.1.2.2.    if the amount credited to the Participant's Account, plus the Participant's vested interest in any other plan or plans required to be aggregated with this Plan under Section 409A, is equal to or less than the applicable dollar amount under section 402(g)(1)(B) of the Code (which is $17,500 for 2013), the Committee may, in its sole discretion, direct that such amount (and such other interest(s)) be distributed to the Participant (or Beneficiary, as applicable) in one lump-sum payment, provided that such exercise of discretion is evidenced in writing no later than the date of such payment.

4.2.    Determination of Account Balances For Purposes of Distribution. The amount of any distribution made pursuant to Section 4.1 shall be based on the balance in the Participant's Account on the date of distribution and the applicable distribution period. For this purpose, the value of a Participant's Account shall be calculated by crediting interest at the Applicable Interest Rate through the end of the day immediately preceding the date of distribution.

4.3.    Plan-to-Plan Transfers. The Committee may delegate its authority to arrange for plan-to-plan transfers as described in this Section 4.3 to an officer of the Company or committee of two or more officers of the Company.

4.3.1.    The Committee may, with a Participant's consent, make such arrangements as it may deem appropriate to transfer the Company's obligation to pay benefits with respect to such Participant which have not become payable under this Plan to another employer, whether through a deferred compensation plan, program or arrangement sponsored by such other employer or otherwise, or to another deferred compensation plan, program or arrangement sponsored by the Company or an Affiliate. Following the completion of such transfer, with respect to the benefit transferred, the Participant shall have no further right to payment under this Plan.

4.3.2.    The Committee may, with a Participant's consent, make such arrangements as it may deem appropriate to assume another employer's obligation to pay benefits with respect to such Participant which have not become payable under the deferred compensation plan, program or arrangement under which such future right to payment arose, under the Plan, or to assume a future payment obligation of the Company or an Affiliate under another plan, program or arrangement sponsored by the Company or an Affiliate. Upon the completion of the Plan's assumption of such payment obligation, the Company shall establish an Account for such Participant, and the Account shall be subject to the rules of this Plan, as in effect from time to time.

5.	BOOK ACCOUNTS

5.1.    Deferred Compensation Account. A deferred Compensation Account shall be established for each Eligible Employee when such Eligible Employee becomes a Participant. Eligible Compensation deferred pursuant to the Plan shall be credited to the Account on the date such Compensation would otherwise have been payable to the Participant. Interest shall be credited to the Account as provided in Section 5.2.

5.2.    Crediting of Interest to Accounts. Each Participant's Account shall be credited with interest at the Applicable Interest Rate. Such interest shall be calculated with respect to Eligible Compensation deferred by such Participant in accordance with this Plan from the date such Compensation would otherwise have been payable to the Participant through the end of the day immediately preceding the date on which such deferred Compensation is payable to such Participant (or his or her Beneficiary) in accordance with this Plan.

5.3.    Status of Deferred Amounts. All Compensation deferred under this Plan shall continue for all purposes to be a part of the general funds of the Company.

5.4.    Participants' Status as General Creditors. An Account shall at all times represent a general obligation of the Company. Each Participant shall be a general creditor of the Company with respect to this obligation and shall not have a secured or preferred position with respect to his or her Account. Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained herein shall be construed to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages.

6.NO ALIENATION OF BENEFITS

Except as otherwise required by law, the right of any Participant or Beneficiary to any benefit or interest under any of the provisions of the Plan shall not be subject to encumbrance, attachment, execution, garnishment, assignment, pledge, alienation, sale, transfer or anticipation, either by the voluntary or involuntary act of any Participant or Beneficiary or by operation of law, nor shall such payment, right or interest be subject to any other legal or equitable process.

7.	DEATH OF PARTICIPANT

7.1.    Death of Participant. A Deceased Participant's Account shall be distributed in accordance with the last Initial Election or Subsequent Election made by the Deceased Participant before the Deceased Participant's death, unless the Deceased Participant's Beneficiary to whom the right to payment under the Plan shall have passed timely elects to defer the time of payment pursuant to Section 3.6.3.

7.2.    Designation of Beneficiaries. Each Participant and Beneficiary shall have the right to designate one or more Beneficiaries to receive distributions in the event of the

Participant's or Beneficiary's death by filing with the Company a Beneficiary designation on the form provided by the Company for such purpose. The designation of Beneficiary or Beneficiaries may be changed by a Participant or Beneficiary at any time prior to such Participant's or Beneficiary's death by the delivery to the Company of a new Beneficiary designation form.

8.	HARDSHIP AND OTHER ACCELERATION EVENTS

8.1.    Hardship. Notwithstanding the terms of an Initial Election or Subsequent Election, if, at the Participant's request, the Committee determines that the Participant has incurred a Hardship, the Committee may, in its discretion and to the extent permitted under Section 409A, authorize the immediate distribution of that portion of the Participant's Account reasonably necessary to satisfy the Hardship need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes and penalties reasonably anticipated to result from the distribution).

8.2.    Other Acceleration Events. To the extent permitted under Section 409A, notwithstanding the terms of an Initial Election or Subsequent Election, distribution of all or part of a Participant's Account may be made:

8.2.1.    To an individual other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

8.2.2.    To the extent reasonably necessary to avoid a violation of an applicable federal, state, local or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position with the Company in which the Participant otherwise would not be able to participate under an applicable rule).

8.2.3.    To pay the Federal Insurance Contribution Act (“FICA”) tax imposed under sections 3101 and 3121(v)(2) of the Code on Compensation deferred under the Plan (the “FICA Amount”) plus the income tax at source on wages imposed under section 3401 of the Code with respect to the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes, provided that the total amount distributable under this Section 8.2.3 shall not exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount.

8.2.4.    To pay the amounts includable in income under Section 409A, provided that the total amount distributable under this Section 8.2.4 shall not exceed the amount required to be included in income as a result of the failure of this Plan to comply with Section 409A.

9.	INTERPRETATION

9.1.    Authority of Committee. The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and the Committee's construction and interpretation thereof shall be binding and conclusive on all persons for all purposes.

9.2.    Claims Procedure. If an individual (hereinafter referred to as the “Applicant,” which reference shall include the legal representative, if any, of the individual) does not receive timely payment of benefits to which the Applicant believes he or she is entitled under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

An Applicant may file a claim for benefits with the Committee on a form supplied by the Company. If the Committee wholly or partially denies a claim, the Committee shall provide the Applicant with a written notice stating:
9.2.1.    The specific reason or reasons for the denial;

9.2.2.    Specific reference to pertinent Plan provisions on which the denial is based;

9.2.3.    A description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary; and

9.2.4.    Appropriate information as to the steps to be taken in order to submit a claim for review.

Written notice of a denial of a claim shall be provided within 60 days of the receipt of the claim, provided that if special circumstances require an extension of time for processing the claim, the Committee may notify the Applicant in writing that an additional period of up to 60 days will be required to process the claim.
If the Applicant's claim is denied, the Applicant shall have 60 days from the date of receipt of written notice of the denial of the claim to request a review of the denial of the claim by the Committee. Request for review of the denial of a claim must be submitted in writing. The Applicant shall have the right to review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall provide a written decision within 60 days of its receipt of the Applicant's request for review, provided that if special circumstances require an extension of time for processing the review of the Applicant's claim, the Committee may notify the Applicant in writing that an additional period of up to 60 days shall be required to process the Applicant's request for review.
It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.
Claims for benefits under the Plan must be filed with the Committee at the following address:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: General Counsel

10.	AMENDMENT OR TERMINATION

10.1.    Amendment or Termination. Except as otherwise provided by Section 10.2, the Company, by action of the Committee, reserves the right at any time, or from time to time, to amend or modify this Plan, including amendments for the purpose of complying with Section 409A. The Company, by action of the Board, reserves the right at any time to terminate this Plan.

10.2.    Amendment of Rate of Credited Earnings. No amendment shall decrease the Applicable Interest Rate with respect to the portion of a Participant's Account that is attributable to an Initial Election or Subsequent Election made with respect to Eligible Compensation earned in a Plan Year which election has become irrevocable before the date of adoption of such amendment by the Committee. For purposes of this Section 10.2, a Subsequent Election to defer the payment of part or all of an Account for an additional period after a previously-elected payment date (as described in Section 3.6) shall be treated as a Subsequent Election separate from any previous Initial Election or Subsequent Election with respect to such Account.

11.	WITHHOLDING OF TAXES

Whenever the Company is required to credit deferred Compensation to the Account of a Participant, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the date on which the deferred Compensation shall be deemed credited to the Account of the Participant, or take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to credit deferred Compensation to an Account shall be conditioned on the Participant's compliance, to the Company's satisfaction, with any withholding requirement. To the maximum extent possible, the Company shall satisfy all applicable withholding tax requirements by withholding tax from other Compensation payable by the Company to the Participant, or by the Participant's remittance of cash to the Company in an amount equal to the applicable withholding tax.

12.	MISCELLANEOUS PROVISIONS

12.1.    No Right to Continued Employment. Nothing contained herein shall be construed as conferring upon any Participant the right to remain in the employment of the Company as an executive or in any other capacity.

12.2.    Expenses of Plan. All expenses of the Plan shall be paid by the Company.

12.3.    Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.

12.4.    Law Governing Construction. The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the Employee Retirement Income Security Act of 1974, as amended, and other applicable federal law and, to the extent not governed by federal law, by the internal laws of the State of Colorado.

12.5.    Headings Not a Part Hereof. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.

12.6.    Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

12.7.    Compliance with Section 409A. This Plan is intended to comply in all respects with Section 409A and at all times shall be interpreted and operated in compliance therewith.

13.	EFFECTIVE DATE

The original effective date of the Plan was December 8, 2006. This Plan was amended and restated as of December 12, 2008. This Plan was further amended and restated as of September 23, 2011, to reflect the transfer of this Plan (and all liabilities associated with this Plan) from Old Liberty to Old LMC effective as of that same date. This Plan was further amended and restated as of January 11, 2013, to reflect the transfer of this Plan (and all liabilities associated with this Plan) from Old LMC to the Company effective as of that same date.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.
LIBERTY MEDIA CORPORATION
By:     /s/ Pamela L. Coe
Pamela L. Coe
Vice President